Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 31 Dated December 17, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $525,000,000
Price to Public: 99.951%		Proceeds to HFC: 99.85%
Issue Date: December 20, 2001		Stated Maturity: December 20, 2002
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on December 18, 2001
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus +.10% (+ 10 basis points)

Interest Payment Dates: On the 20th of March, June, September, and December of each year, commencing March 20, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Index Maturity: Three months.
Agent:		$ Amount
Merrill Lynch & Co.	$200,000,000	DTC 5132
Morgan Stanley & Co. Incorporated	$150,000,000	DTC 0050
ABN AMRO Incorporated	$100,000,000	DTC 5231
Barclays Capital Inc.	$ 75,000,000	DTC 7256
Agent's Discount or Commission: .10%